PROSPECTUS ADDENDUM Filed Pursuant to Rule 424(b)(3) Registration Statement Nos. 333-204908 333-204908-06

PROSPECTUS ADDENDUM

(to Prospectus Supplements dated as of various

dates and Prospectus dated June 12, 2015)

UBS AG

UBS SWITZERLAND AG

Debt Securities and Warrants

The initial offering of your debt securities or warrants (each, “securities”) took place on the date set forth in the applicable prospectus supplement, final terms supplement or pricing supplement relating to your securities (each, a “pricing supplement”) and your securities were initially registered, and were initially offered and sold, under a registration statement previously filed by UBS AG. When UBS AG initially offered your securities, UBS AG prepared a pricing supplement containing the final terms of your securities. UBS AG may have also prepared an index supplement, a product supplement, a prospectus supplement and/or additional supplements containing additional information related to your securities (each, an “applicable supplement”), dated as of various dates, each of which supplements and forms part of the pricing supplement relating to your securities. The applicable supplements to your securities, if any, are identified in the pricing supplement relating to your securities. UBS AG delivered the original pricing supplement and any applicable supplements relating to your securities attached to a “base” prospectus dated February 27, 2003, March 27, 2006, January 13, 2009, January 11, 2012 or November 14, 2014 (in each case, the “prior base prospectus”).

UBS AG and UBS Switzerland AG have now prepared a new “base” prospectus dated June 12, 2015 (the “new base prospectus”). The new base prospectus replaces the prior base prospectuses.

As disclosed in the new base prospectus, effective upon the date of the transfer by UBS AG to UBS Switzerland AG of UBS AG’s Retail & Corporate and Wealth Management business booked in UBS AG’s booking center in Switzerland, UBS Switzerland AG will become a co-obligor of the securities previously issued by UBS AG. For additional information regarding the co-obligation, see “Description of the Debt Securities We May Offer—Co-obligation of UBS Switzerland AG” in the new base prospectus.

Because the terms of your securities otherwise have remained the same, UBS AG and UBS Switzerland AG are continuing to use the original pricing supplement and any applicable supplements. As a result, you should read the original pricing supplement for your securities and any applicable supplements which give the specific terms of your securities, together with the new base prospectus. When you read these documents, please note that all references in the original pricing supplement and any applicable supplements to the prior base prospectus or to any sections of the prior base prospectus, should refer instead to the new base prospectus, or to the corresponding section of the new base prospectus. In addition, please note that instead of using the website links to the prior base prospectus in the pricing supplement and any applicable supplements relating to your securities, you should use the following website link to access the new base prospectus:

http://www.sec.gov/Archives/edgar/data/1114446/000119312515222016/d935416d424b3.htm .

In addition, please disregard the table of contents for the prior base prospectus that is provided in the original pricing supplement and any applicable supplements for your securities. A table of contents for the new base prospectus is provided on page 1 of the new base prospectus.

UBS AG, UBS Securities LLC, UBS Financial Services Inc. or any affiliate of UBS AG may use this prospectus addendum, together with the pricing supplement and any applicable supplements and the new base prospectus, in connection with offers and sales of the securities in market-making transactions. Please see “Supplemental Plan of Distribution” in the original pricing supplement and any applicable supplements for your securities and “Plan of Distribution” in the new base prospectus.

UBS Investment Bank	UBS Securities LLC

Prospectus Addendum dated June 15, 2015